Exhibit 99.1

Investor Contacts:   Tim Schugel / Tony Ishaug

Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS SECOND QUARTER 2002 RESULTS;

Reaffirms 2002 EPS Guidance

July 25, 2002 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported revenue and earnings for the second quarter and six months ended June 29, 2002.

Revenues for the second quarter of $59.9 million were up 8% compared to $55.2 million in 2001. Revenues for the first half of $92.3 million were up 10% compared to $84.3 million in 2001.

Net income for the second quarter of 2002 was $11.8 million or $0.89 per share compared to $8.0 million or $0.62 per share in the prior year. Net income for the first half of 2002, before the cumulative effect of adopting SFAS No. 142, was $14.8 million or $1.12 per share compared to $6.6 million or $0.51 per share in the prior year.

Two significant items affect the comparability of the Company’s earnings during the first six months of 2002 with those of 2001. First, as previously reported, the Company recorded $5.4 million of other income during the first quarter of 2002 in connection with the settlement of litigation involving its information systems. Second, the Company stopped amortizing goodwill and other intangibles with indefinite lives as of the beginning of 2002 with the adoption of SFAS No. 142.

Net income for the second quarter of 2002 increased 28% when compared to $9.2 million ($0.71 per share) for the second quarter of 2001 adjusted to exclude goodwill and trademark amortization.

Net income for the first half of 2002, adjusted to exclude the benefit of the litigation settlement, was $11.3 million ($0.86 per share), an increase of 26% when compared to 2001 results for the same period of $9.0 million ($0.69 per share) adjusted to exclude goodwill and trademark amortization.

Wholesale Customer Orders

Wholesale customer orders for the first six months of 2002 were $155.9 million compared to $156.6 million of orders taken in the first six months of 2001. Orders during the second quarter of $41.8 million were down approximately 11% relative to orders of $46.9 million in the second quarter of 2001.

For the first six months of 2002, orders for the Company’s Village Series products of $95.8 million were down 4% compared to $99.6 million in the prior year, while orders for General Giftware products of $60.1 million were up 5% from $57.1 million. For the second quarter of 2002, orders for Village Series products were $23.4 million compared to $28.2 million in the prior year, and orders for General Giftware products were $18.4 million compared to $18.7 million.

“We acknowledged coming into the second quarter that we were facing challenging order comparatives for the balance of this year, and this is proving to be the case,” noted Susan Engel, Chairwoman and Chief Executive Officer. “We continue to contend with a difficult environment in our core gift and specialty channel, with a slow erosion in the account base. Our initiatives to stabilize this revenue base as well as drive growth through complementary channels are well underway, but will primarily bring noticeable results beyond 2002.”

Second Quarter and Year-to-Date Highlights

Second quarter wholesale revenues were up 8% to $58.8 million from $54.3 million in the second quarter of 2001. For the six-month period, wholesale revenues were up 4% to $86.0 million from $83.0 million in 2001. The increase in wholesale revenues for the second quarter was principally due to the Company’s ability to source and ship product earlier and the effect of a $1.0 million reduction in the provision for sales returns and credits resulting from lower levels of product returns.

For the second quarter of 2002, wholesale revenues for Village products were $34.4 million compared to $37.5 million in the prior year, and General Giftware revenues were $24.5 million compared to $16.8 million. For the first six months of 2002, wholesale revenues for Village products were $52.3 million compared to $53.9 million in the prior year, and General Giftware revenues were $33.7 million compared to $29.1 million.

Retail revenues for the second quarter of 2002 were $1.0 million compared to $0.9 million in the prior year. Retail revenues for the six-month period of 2002 were $6.4 million compared to $1.3 million in the prior year. Retail revenues for 2002 benefited from the addition of ten seasonal stores and 359 seasonal kiosks during the latter part of 2001 that were open during January 2002, as well as the first quarter results of one of its year-round stores that was opened in the second quarter of 2001.

Gross margin as a percentage of sales was 56.5% for the second quarter compared to 56.8% in the second quarter of 2001. The decrease in second quarter gross margins was principally due to a shift in the mix of wholesale product shipments as noted above, partially offset by the adjustment to the provision for sales returns and credits. For the six-month period, gross margins of 56.4% were up compared to 55.9% in the prior year. The increase in the first half 2002 gross margin rate was principally due to an increase in retail sales (which provide higher gross margins) and the benefit from the adjustment to the provision for sales returns and credits, partially offset by the mix shift in wholesale product shipments. Retail sales represented 7% of sales in the first half of 2002, compared to 2% in the first half of 2001. Management anticipates full-year fiscal 2002 gross margin as a percentage of sales to slightly exceed fiscal 2001 levels.

Selling, General and Administrative expenses for the quarter were $14.5 million, or 24% of sales, compared to $15.3 million, or 28% of sales in the second quarter of 2001. The decrease in SG&A for the second quarter was primarily the result of cost control initiatives in the Company’s wholesale segment and decreased depreciation expense, partially offset by increased retail operations. For the six-month period, SG&A represented 35% of sales, or $32.7 million, compared to $30.2 million, or 36% of sales in the prior year. The increase in SG&A for the first half period was principally due to the increase in retail operations, partially offset by the wholesale cost control initiatives and decreased depreciation expense.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter was $20.5 million compared to $17.4 million in the prior year. EBITDA for the first half, excluding the benefit of the litigation settlement, was $22.2 million compared to $20.1 in the prior year.

Interest expense for the quarter was $0.8 million compared to $1.7 million in the prior year. For the six-month period, interest expense was $1.9 million compared to $3.9 million in the prior year. The decrease in interest expense over the comparable periods resulted from a lower interest rate environment, as well as a decrease in the amount of term debt outstanding. The Company pre-paid $30 million of its term debt in May of 2002.

The Company’s income tax rate for the second quarter and first half of 2002 was 36%, compared to a rate of 38% in the second quarter and first half of 2001. The change in the income tax rate reflects the change in accounting for goodwill and other intangible assets previously reported.

Accounts receivable as of the end of the second quarter were $61.6 million compared to $57.5 million at the end of the second quarter of last year. The increase in accounts receivable is primarily due to the increase in wholesales sales as well as the decrease in the provision for sales returns and credits noted above. Inventories were $15.7 million as of the end of the quarter compared to $16.6 million a year ago.

Capital Expenditures in the second quarter and first half were $0.7 million and $0.9 million, respectively. As previously reported, management expects full-year total capital expenditures to be in line with historical levels of 1% to 2% of annual revenues.

Fiscal 2002 Outlook

Department 56 today also reaffirmed that management expectations for full-year fiscal 2002 earnings per share are in the range of $2.00 to $2.10, excluding the cumulative effect of adopting SFAS No. 142.

External Developments

Department 56 continues to closely monitor the contract negotiations between the Pacific Maritime Association (PMA) and the International Longshore and Warehouse Union. The PMA represents West Coast port employers and shippers, whom handle the majority of the Company’s import shipments from overseas suppliers. The previous contract between the PMA and union longshoremen expired on July 1, 2002, and a series of 24-hour contract extensions have been agreed to since the expiration and up to today. Negotiation between the parties continues to progress. A strike by the union members could cause a disruption in the operations of the Company and therefore could affect the Company’s earnings guidance above.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the company designs and develops festive assortments with the highest principles of quality and creativity. Department 56 also offers Geppeddo brand dolls, doll accessories and plush items.

Department 56 sells products through several channels: wholesale customers who operate approximately 13,600 gift, specialty and department store locations in the United States and Canada, international distributors, three company-operated retail stores and approximately 370 company-operated seasonal stores and kiosks throughout the United States.

Investors will have the opportunity to listen to the Company’s July 26 conference call over the Internet at www.companyboardroom.com. To listen to the live call, please go to the web site prior to the 9:00 a.m. EST call. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2001 dated March 28, 2002 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

# Financial Tables Follow #

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

Unaudited

ASSETS
	June 29,	December 29,
	2002	2001
CURRENT ASSETS:
Cash and cash equivalents	$3,696	$48,088
Accounts receivable, net	61,616	23,584
Inventories	15,746	11,151
Other current assets	9,991	11,328
Total current assets	91,049	94,151

PROPERTY AND EQUIPMENT, net	22,425	29,749
GOODWILL, TRADEMARKS AND OTHER, net	60,176	153,963
OTHER ASSETS	2,190	1,958
	$175,840	$279,821

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$2,235	$900
Borrowings on revolving credit agreement	8,000	-
Accounts payable	5,411	10,811
Other current liabilities	23,780	19,546
Total current liabilities	39,426	31,257

DEFERRED TAXES	5,362	7,717
LONG-TERM DEBT	51,765	84,100
STOCKHOLDERS' EQUITY	79,287	156,747
	$175,840	$279,821

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

Unaudited

	Quarter Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2002	2001	2002	2001

NET SALES	$59,850	$55,168	$92,349	$84,294
COST OF SALES	26,036	23,850	40,257	37,201

Gross Profit	33,814	31,318	52,092	47,093

Selling, general and administrative expenses	14,479	15,348	32,655	30,153
Amortization of goodwill, trademarks and other	66	1,274	133	2,648

INCOME FROM OPERATIONS	19,269	14,696	19,304	14,292

Interest expense	840	1,713	1,896	3,949
Litigation settlement	-	-	(5,388)	-
Other, net	(46)	59	(254)	(256)

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	18,475	12,924	23,050	10,599

INCOME TAX PROVISION	6,651	4,911	8,298	4,028

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$11,824	$8,013	$14,752	$6,571

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	-	-	(93,654)	-

NET INCOME (LOSS)	$11,824	$8,013	$(78,902)	$6,571

INCOME PER SHARE BEFORE CUMULATIVE
EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE - BASIC	$0.91	$0.62	$1.14	$0.51

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	-	-	(7.24)	-

NET INCOME (LOSS) PER SHARE - BASIC	$0.91	$0.62	$(6.10)	$0.51

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE - ASSUMING DILUTION	$0.89	$0.62	$1.12	$0.51

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	-	-	(7.14)	-

NET INCOME (LOSS) PER SHARE - ASSUMING DILUTION	$0.89	$0.62	$(6.02)	$0.51

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	12,974	12,883	12,936	12,864

WEIGHTED AVERAGE SHARES OUTSTANDING - ASSUMING DILUTION	13,324	12,904	13,117	12,901

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

Unaudited

	Quarter Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2002	2001	2002	2001

Wholesale:
NET SALES	$58,827	$54,289	$85,993	$82,996
INCOME FROM OPERATIONS	28,604	26,408	39,581	37,203

Retail:
NET SALES	1,023	879	6,356	1,298
LOSS FROM OPERATIONS	(1,057)	(390)	(2,690)	(836)

Other -
LOSS FROM OPERATIONS	(8,278)	(11,322)	(17,587)	(22,075)

Consolidated:
NET SALES	59,850	55,168	92,349	84,294
INCOME FROM OPERATIONS	19,269	14,696	19,304	14,292

The Company has two reportable segments - wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company's chief executive office (the "CEO") currently reviews the results of these operations. Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations which are classified below income from operations are also not allocated by segment.  In addition, the Company does not account for or report assets, capital expenditures or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above